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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS




      We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 and the related Prospectus of PNC Bank Corp. for the registration of 1,149,074 shares of its common stock and to the incorporation by reference therein of our report dated January 18, 1995 (January 20, 1995 as to Note 28), with respect to the consolidated financial statements of Midlantic Corporation and Subsidiaries ("Midlantic") incorporated by reference to the Annual Report on Form 10-K of Midlantic for the year ended December 31, 1994, filed with the Securities and Exchange Commission, which are incorporated by reference to Amendment No. 1 to the Current Report on Form 8-K dated as of July 10, 1995, of PNC Bank Corp. filed with the Securities and Exchange Commission.



/s/ Coopers & Lybrand L.L.P.

New York, New York
August 31, 1995